UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22, 2016

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California  94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2016, Steven Sommer informed Splunk Inc. (the “Company”) that he intends to transition from the position of Senior Vice President and Chief Marketing Officer of the Company and retire from the Company effective as of September 15, 2017 (the “Retirement Date”). The Company intends to immediately begin a search for a new Chief Marketing Officer (“CMO”).

The Company entered into a transition letter agreement with Mr. Sommer on July 27, 2016 (the “Transition Agreement”) in connection with Mr. Sommer’s transition and retirement. Under the terms of the Transition Agreement, Mr. Sommer will remain in his current role until the new CMO is hired and has begun employment (the “CMO Start Date”). At that time, Mr. Sommer’s title will change to Senior Vice President, Marketing, and he will work on projects as determined by the new CMO. The Transition Agreement provides that Mr. Sommer will continue to receive his current base salary until his retirement. Upon the later to occur of February 1, 2017 and the CMO Start Date, Mr. Sommer will no longer be eligible to participate in the Executive Bonus Plan. Throughout Mr. Sommer’s employment with the Company, his existing equity grants will continue to vest (or be earned, in the case of his performance stock unit awards (“PSUs”)) according to their terms, as long as he continues to provide service through each vesting date (or performance period, in the case of his PSUs).

In the event that Mr. Sommer’s employment is terminated without “cause” or if he resigns his position for “good reason” prior to the Retirement Date and within the period commencing three months before a “change in control” and ending 12 months after a “change in control” (each as defined in the Transition Agreement), he will be entitled to receive the same benefits as provided in his prior employment offer letter dated January 19, 2012 and as confirmed in the Transition Agreement. If, at any time other than in connection with a “change in control” as described above and before the Retirement Date, Mr. Sommer’s employment is terminated without “cause,” he will be entitled to receive: (i) a lump sum payment equal to his remaining base salary that he would have received had his employment continued through the Retirement Date; (ii) if his termination occurs prior to February 1, 2017, a payment equal to the bonus he would have received if his employment had continued to February 1, 2017, or, if his termination occurs after January 31, 2017, a lump sum payment equal to his fiscal year 2017 annual target bonus, pro-rated for the number of days he is employed between February 1, 2017 and the date of his termination of employment; (iii) reimbursement for continued health coverage under COBRA through the Retirement Date; and (iv) accelerated vesting as to the number of shares subject to all equity awards with time-based vesting which have been granted to him (including earned but unvested PSUs) as would have vested on or before the Retirement Date, as well as a six-month post-termination exercise period for any vested stock options. The foregoing severance payments and benefits under the Transition Agreement are subject to the execution of a separation and release agreement by Mr. Sommer.  In addition, PSUs may be deemed earned as provided in the applicable PSU agreement.  The Transition Agreement supersedes any prior offer letters or employment agreements between the Company and Mr. Sommer.

The foregoing description of the Transition Agreement is a summary only and is qualified in its entirety by the full text of the Transition Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ended July 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splunk Inc.

By:	/s/ David F. Conte
David F. Conte
Senior Vice President and Chief Financial Officer

Date: July 27, 2016